Exhibit 3.1
CERTIFICATE OF FIRST AMENDMENT
TO
RESTATED CERTIFICATE OF INCORPORATION
OF
RANGE RESOURCES CORPORATION
(PURSUANT TO SECTION 242 OF THE DELAWARE GENERAL CORPORATION LAW)
     Range Resources Corporation, a corporation organized and existing under and by virtue of the Delaware General Corporation Law (the “Corporation”), DOES HEREBY CERTIFY:
     FIRST: The name of the Corporation is RANGE RESOURCES CORPORATION.
     SECOND: That Article FOURTH, Section (1) of the Corporation’s Restated Certificate of Incorporation (the “Certificate of Incorporation”) is hereby amended to read in its entirety as follows:
“(1) The total number of shares of all classes of stock that the Corporation shall have authority to issue is 260,000,000 shares, divided into classes as follows:

250 million	Common shares having a par value of $.01 per share, and

10 million	Preferred shares having a par value of $1.00 per share.”
     THIRD: That Article SEVENTH, Section (5) of the Certificate of Incorporation is hereby amended to read in its entirety as set forth on Exhibit A hereto.
     FOURTH: The amendments to the Certificate of Incorporation set forth herein were duly adopted by the unanimous approval of the Board of Directors of the Corporation and have been duly approved by the stockholders owning more than a majority of the Corporation’s outstanding shares of stock entitled to vote thereon in accordance with the provisions of Section 242 of the Delaware General Corporation Law.
     IN WITNESS WHEREOF, Range Resources Corporation has caused this Certificate to be signed by John H. Pinkerton, its President, and attested to by Rodney L. Waller, its Corporate Secretary, this 18th day of May, 2005.

RANGE RESOURCES CORPORATION
By:	/s/ John H. Pinkerton
John H. Pinkerton, President

Attest:	/s/ Rodney L. Waller
Rodney L. Waller, Corporate Secretary

EXHIBIT A
TO
CERTIFICATE OF FIRST AMENDMENT
TO
RESTATED CERTIFICATE OF INCORPORATION
OF
RANGE RESOURCES CORPORATION
     “(5) The Corporation shall indemnify any person who was, is, or is threatened to be made a party to a proceeding (as hereinafter defined) by reason of the fact that he or she (i) is or was a director, officer or employee of the Corporation or (ii) while a director, officer or employee of the Corporation, is or was serving at the request of the Corporation as a director, officer, partner, venturer, proprietor, trustee, employee, agent, or similar functionary of another foreign or domestic Corporation, partnership, joint venture, sole proprietorship, trust, employee benefit plan, or other enterprise, to the fullest extent permitted under the Delaware General Corporation Law, as the same exists or may hereafter be amended. Such right shall be a contract right and as such shall inure to the benefit of any director, officer or employee who is elected and accepts the position of director, officer or employee of the Corporation or elects to continue to serve as a director, officer or employee of the Corporation while this Section 5 is in effect. Any repeal or amendment of this Section 5 shall be prospective only and shall not limit the rights of any such director, officer or employee or the obligations of the Corporation with respect to any claim arising from or related to the services of such director, officer or employee in any of the foregoing capacities prior to any such repeal or amendment to this Section 5. Such right shall include the right to be paid by the Corporation expenses (including without limitation attorneys’ fees) actually and reasonably incurred by him in defending any such proceeding in advance of its final disposition to the maximum extent permitted under the Delaware General Corporation Law, as the same exists or may hereafter be amended. If a claim for indemnification or advancement of expenses hereunder is not paid in full by the Corporation within sixty (60) days after a written claim has been received by the Corporation, the claimant may at any time thereafter bring suit against the Corporation to recover the unpaid amount of the claim, and if successful in whole or in part, the claimant shall also be entitled to be paid the expenses of prosecuting such claim. It shall be a defense to any such action that such indemnification or advancement of costs of defense is not permitted under the Delaware General Corporation Law, but the burden of proving such defense shall be on the Corporation. Neither the failure of the Corporation (including its Board of Directors or any committee thereof, independent legal counsel, or stockholders) to have made its determination prior to the commencement of such action that indemnification of, or advancement of costs of defense to, the claimant is permissible in the circumstances nor any actual determination by the Corporation (including its Board of Directors or any committee thereof, independent legal counsel, or stockholders) that such indemnification or advancement is not permissible shall be a defense to the action or create a presumption that such indemnification or advance is not permissible. In the event of the death of any person having a right of indemnification under the foregoing provisions, such right shall inure to the benefit of his or her heirs, executors, administrators, and personal representatives. The rights conferred above shall not be exclusive of any other right which any person may have or hereafter acquire under any statute, bylaw, resolution of stockholders or directors, agreement, or otherwise.

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     The Corporation may also indemnify any agent of the Corporation to the fullest extent permitted by law.
     As used herein, the term “proceeding” means any threatened, pending, or completed action, suit, or proceeding, whether civil, criminal, administrative, arbitrative, or investigative, any appeal in such an action, suit, or proceeding, any inquiry or investigation that could lead to such an action, suit, or proceeding.”

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